UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 3, 2013

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 0-23153

Utah	87-0543981
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

150 West Civic Center Drive, Suite 400, Sandy, Utah  84070
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (801) 451-6141

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On January 3, 2014, SecureAlert, Inc. (the “Registrant”) entered into an unsecured loan Facility Agreement between Tetra House Pte. Ltd. as Lender and the Registrant as Borrower; effective as of December 30, 2013 (the “Agreement”).  Under the terms of the Agreement the Registrant can borrow up to $25,000,000 between the date of the Agreement and May 31, 2014.  All funds borrowed under the Agreement bear interest at a rate of eight percent (8%) per annum.  The Registrant also must pay an arrangement fee equal to three percent (3%) of the total amount available under the Agreement.  The arrangement fee is payable as follows: (i) one percent (1%) due within five (5) business days of signing the Agreement, and (ii) the remaining two percent (2%) being withheld from the first draw down of funds under the Agreement.  Interest is due and payable in arrears semi-annually.  All outstanding principal and interest under the Agreement is due and payable twenty-four (24) months from the closing date.  The Registrant may draw down funds in increments of not less than $2,000,000 and in integral multiples of $1,000,000 by submitting a Utilization Request to the Lender.  Lender has ten (10) business days in which to fund the Utilization Request upon receipt of such request from Borrower.   Upon signing the Agreement the Registrant submitted a Utilization Request for $10,000,000 and expects it to be funded pursuant to the terms of the Agreement.  The Agreement was reviewed and approved by disinterested and independent members of the Board of Directors, David S. Boone, Winfried Kunz, Dan L. Mabey and George F. Schmitt.

Tetra House Pte. Ltd. is a private company incorporated under the laws of the Republic of Singapore and is controlled by Mr. Guy Dubois who is a director of the Registrant and currently serves as Chairman of the Board of Directors of the Registrant.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

10.1  Facility Agreement between Tetra House Pte. Ltd (Lender) and SecureAlert, Inc. (Borrower) dated as of December 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SecureAlert, Inc.

By:	/s/ Chad D. Olsen
Its:	Chief Financial Officer

Date:  January 7, 2014